EXHIBIT X

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Enzo Biochem, Inc. on Form S-8 (No. 333-197028) of our report dated June 30, 2014 on our audits of the financial statements and supplemental schedules of (Enzo Biochem Salary Reduction Profit Sharing Plan as of December 31, 2013 and 2012, and for the year ended December 31, 2013, which report is included in this Annual Report on Form 11-K to be filed on or about June 30, 2014.

/s/ EISNERAMPER LLP

New York, New York

June 30, 2014